AGREEMENT TO FORGIVE AMOUNT OWING BETWEEN PARENT AND WHOLLY-OWNED SUBSIDIARY

BETWEEN:

ALGERNON PHARMACEUTICALS INC., a company incorporated pursuant to the laws of the Province of British Columbia, with an office at 400 - 601 West Broadway, Vancouver, British Columbia V5Z 4C2.

(the "Parent")

AND:

ALGERNON NEUROSCIENCE INC., a company incorporated pursuant to the laws of the Province of British Columbia, with an office at., 400 - 601 West Broadway, Vancouver, British Columbia V5Z 4C2.

(the "Subisidiary")

(each a "Party", as the context requires, and collectively the "Parties")

All amounts referenced herein are in Canadian Dollars.

WHEREAS:

A. The Parties are engaged in the business of clinical stage drug development;

B. The Subsidiary has engaged the Parent to provide executive, management, accounting and research and development services to the Subsidiary;

C. The Parent has incurred management fees and paid invoices on behalf of the Subsidiary with a balance as at August 31, 2024 totaling $2,232,802;

D. The Parent incurred additional management fees totaling $151,389 from September 1, 2024 to December 19, 2024 and

E. The Parent and Subsidiary wish to enter into this agreement (the "Agreement") where the Parent agrees forgive certain amounts payable by the Subsidiary as at the date of the Agreement (the "Effective Date").

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Parties) the Parties agree as follows:

The Parent hereby agrees that effective as of the Effective Date, an amount owed to the Parent by the Subsidiary totaling $2,002,818 shall be deemed to have been forgiven and waived (the "Forgiven Balance").

The Forgiven Balance consists of the balance due from the Subsidiary to the Parent as at August 31, 2024 totaling $2,232,802 and included on the statement of financial position of the Subsidiary's audited financial statements as of that date, plus management fees earned by the Parent from September 1,2024 to the Effective Date totaling $151,389, less an amount totaling $381,373 representing the Canadian equivalent of an outstanding invoice with a contract research organization. The Forgiven Balance does not include any operating expenses or research and development expenses incurred by the Subsidiary after August 31, 2024, except for the management fees earned by the Parent from September 1,2024 to the Effective Date.

Indemnification:

 The Parties will indemnify the other Party, its officers, directors, employees and assigns from and against all actions, costs, damages, expenses, fees (including reasonable legal fees and disbursements), liabilities and losses arising out of the Parties' conduct in the performance of its obligations under this Agreement where such conduct is deemed as gross negligence and/or willful malfeasance.

Entire Agreement:

 This Agreement and any documents referenced herein contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the Parties hereto.

Governing Law:

 This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

Severability:

 All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable, or void by a court of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of the Agreement shall remain in full force and effect.

Legal Advice:

 The Parties acknowledge that they have been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and the Parties affirm that they understands the terms, rights and obligations under this Agreement.

Counterparts:

 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day set out below.

ALGERNON NEUROSCIENCE INC.

Per: /s/ Christopher Moreau

  Name: Christopher Moreau

  Title: Chief Executive Officer

DATE: December 19, 2024

ALGERNON PHARMACEUTICALS INC.

Per: /s/ James Kinley

  Name: James Kinley

  Title: Chief Financial Officer

DATE: December 19, 2024